EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

Wells Fargo Financial, Inc.:

We consent to incorporation by reference in the Registration Statements (Nos. 333-54934 and 333-33096) on Form S-3 of Wells Fargo Financial, Inc. (the Company) of our report dated January 9, 2002, relating to the consolidated balance sheets of the Company as of December 31, 2001 and 2000, and the related consolidated statements of income, comprehensive income, cash flows and stockholder’s equity for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K of the Company.

/s/ KPMG LLP

Minneapolis, Minnesota

March 26, 2002